Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Share Purchase Agreement”) made and entered into this 1st day of January, 2010 (the “Execution Date”) by and between:

SHISHI HUABAO MINGXIANG FOODS CO., LTD. (the “Purchaser”), a limited liability company incorporated under the laws of the People's Republic of China with its registered address at Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian, China and its legal representative is Liu Peng Fei; and

QIU SHANG JING (the “Seller”), with Identity Card Number 359002197910162010 and his domicile is 179 Jiuwu Road, Dongfu Village One, Hongshan Town, Shishi City, Fujian, China;

WHEREAS , the Seller is the sole shareholder which accounts for 100% of the registered capital of SHISHI XIANGHE FOOD SCIENCE AND TECHNOLOGY CO., LTD. (the “Corporation”), a limited liability company incorporated under the laws of the People's Republic of China with its registered address at Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian, China which the Corporation has the registered capital of RMB5,000,000; and

WHEREAS , the Purchaser entered into a Credit or Share Purchase Option Agreement (the “Credit Agreement”) with the Seller and the Corporation on November 27, 2009, which the Purchaser made a loan to the Corporation in the amount of RMB180,500,000 to be used for working capital purposes and the interest rate on the loan is 5.0% per annum. In consideration of the loan, the Purchaser received the option to purchase shares representing eighty percent (80%) of the Corporation from the Seller. The Seller agreed to pledge all of his shares in the Corporation to guarantee the performance of the Corporation under the Credit Agreement; and

WHEREAS , the Purchaser elects to exercise the option to purchase shares representing eighty percent (80%) of the Corporation and the Seller agrees to sell shares representing eighty percent (80%) of the Corporation, upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE , in consideration of the mutual covenants and agreements contained in this Share Purchase Agreement, and in order to consummate the purchase and the sale of eighty percent (80%) of the Corporation’s registered capital aforementioned, the parties hereby agreed as follows:

1.	Purchase and Sale of Shares

Upon the basis of the representations and warranties herein contained, and the other terms of this Share Purchase Agreement, the Purchaser   elects to purchase eighty percent (80%) shares of the Corporation from the Seller, and the Seller agrees to sell, transfer, assign and deliver the eighty percent (80%) shares of the Corporation to the Purchaser, free and c lear of any liens security interests, encumbrances, claims, liabilities, restrictions and third party right ( the “ Liens ” ). The purchase price for   the eighty percent (80%) shares of the Corporation shall be RMB 1 90 ,000,000 ( the “ Purchase Price ” ). The closing of the   purchase and the sale of the s hares (the “ Closing ” ) shall take place on January   1 , 20 10 , at such location as the parties shall agree. At the Closing , (i) the Seller shall handle the share transfer procedures as soon as possible and taxes occur ther eof shall be borne by the relevant parties in accordance with the laws and (ii) the Purchaser shall pay   the Seller an amount of RMB9,500,000 by wire transfer to a bank account designated by the Seller   within 30 days after the audit report of the Corporation for the year of 2009 is issued, in addition to the loan of RMB180,500,000 which the Corporation owes to the Purchaser under the Credit Agreement, will be transferred to be the consideration for the purchase of eighty percent (80%) of the shares of the Corporation which the Purchaser shall pay to the Seller.

2.	Mutual Representations, Undertakings and Warranties

(a)
Each party has the full capacity for civil rights and civil conduct to sign and perform this Share Purchase Agreement, and each party has taken all necessary measures to obtain the approvals for signing and formal delivery of this Share Purchase Agreement in accordance with the requirements of the relevant laws and articles of associations.

(b)
The parties represent respectively that the execution and performance of this Share Purchase Agreement shall not and does not in any way violate any agreement and contract that neither party has participated in.

(c)	The Seller and the Purchaser has full power, capacity , authority and right to execute and deliver th is Share Purchase Agreement and to perform their respective obligations hereunder.

(d)
The execution, delivery and performance of this Share Purchase Agreement by the Seller and the Purchaser does not contravene or conflict with the articles of incorporation or by   laws of Purchaser or with any material agreement, contract or other instrument, or any law, rule, regulation, order or decree, binding upon or applicable to the Seller and the Purchaser .

(e)
The Seller represents that it legally owns the shares of the Corporation free and clear of any pledge, encumbrance, seizure, claim and so forth at the date of this Share Purchase Agreement and the Seller has the right to transfer the shares.

(f)
All assets of the Corporation are legally owned by itself and there is no setting of guarantee, mortgage, pledge or lien on any of such assets in any form or granting of any rights or interests to any other party; the Corporation also has not involved in any dispute.

(g)	The Seller and the Corporation represent that the Corporation has not involved in any labor disputes or in any other disputes with any of its employees.

(h)	The Seller and the Corporation represent that the Corporation has not defaulted or evaded any state or local tax.

(i)
The Seller and the Corporation represent that the trademarks, technologies and any other intellectual properties owned or used by the Corporation has not violated any third party’s intellectual property rights and also has not been violated by any third party; or if the trademarks, technologies and any other intellectual properties used by the Corporation are indeed owned by third parties, the consideration of the corresponding perpetual use rights has been fully settled by the Seller and the Corporation.

(j)
The Seller and the Corporation shall handle the relevant share transfer procedures in a timely manner and all taxes and expenses arising from the share transfer shall be borne by the Seller and the Corporation in accordance with laws to ensure the realization of the rights of the Purchaser under this Share Purchase Agreement.

(k)
The Seller and the Corporation warrant respectively that there is not any pending litigation, judicial or administrative proceeding or investigation in which they are involved. As far as the Seller and the Corporation know, there is not any threaten that the courts or the government authorities may carry out any litigation, judicial or administrative proceeding or investigation. There is also not any cause for claim, litigation, judicial or administrative proceeding or investigation that may directly or indirectly impact on the Corporation's properties, rights or businesses, or impact the Seller on the use of its properties or on its business operation.

(l)
The Seller and the Corporation warrant that, prior to the completion of the change registration of the Corporation with the administration of industry and commerce, all business activities of the Corporation have been carried out legitimately; there is not any case in violation of the laws or the articles of association; it also will not conduct adversely to the Corporation and will try its best to keep the Corporation’s assets and interests from any violation or loss.

(m)
The Seller and the Corporation warrant that, the production activities of the Corporation have been in compliance with the requirements of hygiene licensing, environmental protection and safe production, the Corporation has not been penalized or warned by relevant administrative departments for hygiene, environmental protection or safety issues.

(n)
The parties hereby agree, that any untruth or falsity of the undertakings or warranties under this Share Purchase Agreement, or any breach of its undertakings or warranties by neither party will constitute breach of this Share Purchase Agreement. The breaching party shall bear the corresponding liabilities and shall compensate any loss suffered by other parties.

3.	Transfer of Shares

(a)
The Seller shall enter into any other relevant documents required for the approval and registration with the Purchaser in a timely manner and urge the Corporation to handle the share transfer procedures as soon as possible. Taxes occur thereof shall be borne by the relevant parties in accordance with the laws.

(b)	The shareholding structure of the Corporation is now changed into:

Name of Shareholder	Proportion of the Shares
Shishi Huabao Mingxiang Foods Co., Ltd.	80%
Qiu Shang Jing	20%

(c)
After the change of the shareholding structure of the Corporation in accordance with 3 (b), if the Corporation has any funding requirement from the shareholders, the Purchaser and the Seller should inject the capital into the Corporation according to their respective shareholding.

(d)
The Seller shall be responsible to urge the Corporation to handle change registration procedures with the departments of administration of industry and commerce, tax or the customs in relation to the shareholding, director, legal representative or other matters within 45 days from the effective date of this Share Purchase Agreement and the Purchaser shall give full cooperation.

(e)	If the Seller intends to sell its 20% shareholding in the Corporation, the Purchaser will have the right of first refusal at the maximum valuation of RMB47,500,000.

4.	Guarantee

(a)
The Corporation hereby irrevocably agrees that the Corporation shall bear joint and several liability to the Purchaser for all expenses (including but not limited to litigation costs, legal expenses, traveling expenses, enforcement expenses) which the Seller shall compensate to the Purchaser arising from the share purchase or disputes in connection with the share purchase.

(b)
Save for the guarantee under 4 (a), the Purchaser has the right to request the Seller to pledge all its shares in the Corporation to the Purchaser and handle the share pledge registration in a timely manner to ensure the full performance of this Share Purchase Agreement of the Seller.

5.	Disposition of Credit and Debt and Profit Distribution

(a)
The Seller shall faithfully disclose the credit and debt information of the Corporation. Under the circumstances that the Purchaser suffers heavy losses or any unrecorded liabilities which are related to the execution of this Share Purchase Agreement due to the Seller's fraud or intentional concealment of material debt of the Corporation, the Purchaser has the right to request the Seller to compensate the losses arising there from.

(b)
It is agreed that all the profits earned by the Corporation until November 30, 2009 are owned by the Seller. The Seller has the right to decide to distribute the aforesaid profits of the Corporation. The profits earned by the Corporation from December 1, 2009 until the effective date of this Share Purchase Agreement, either the Purchaser and the Seller shall not unilaterally decide to distribute the aforesaid profits of the Corporation without written consent of another party. The profits earned by the Corporation after the effective date of this Share Purchase Agreement could be distributed under the laws in accordance with the respective shareholding of the Purchaser and the Seller in the Corporation.

6.	Taxes and Expenses

The Purchaser and t he Seller unanimously agree that each party shall bear its own taxes and relevant expenses arising from the transfer of the shares of t he Corporation under this Share Purchase Agreement.

7.	Termination of The Agreement

(a)	The Purchaser and the Seller agree that this Share Purchase Agreement will be terminated if the following occurs:
●	the Purchaser and the Seller unanimously agree to terminate th is Share Purchase Agreement ;
●	this Share Purchase Agreement is ruled null and void by judicial a uthorities in accordance with the laws; and
●	occurrence of other circumstances leading to termination of th is Share Purchase Agreement in accordance with the laws.

(b)
On the occurrence of the aforesaid circumstances leading to termination of this Share Purcha se Agreement, the defaulting party shall undertake liabilities for breach and compensate for economic losses suffered by the other parties; should it be the faults of all the parties, each party shall be respectively responsible for the liabilities for bre ach and compensation for economic losses according to its defaults.

8.	Default Liabilities

(a)
Under the circumstances that the Seller fails to handle the share transfer registration procedures on schedule under 3 (d), the Seller shall compensate to the Purchaser amounting to 20% of the amount of the purchase price as the penalty. The aforesaid payment of penalty shall not affect the right of the Purchaser to request the continuing performance of this Share Purchase Agreement of the Seller or to apply to the court for the enforcement.

(b)
Save for the provisions under 8 (a), breach of any provisions under this Share Purchase Agreement shall be deemed as breach of contract. The defaulting party shall undertake liabilities for breach to other parties.

(c)
Unless force majeure occurs, if any party's violation of this Share Purchase Agreement leads to the losses of the other parties, the other parties shall have the right to seek compensation for losses suffered from the defaulting party; should it be the faults of all the parties, each party shall undertake compensation liability to the other parties to the extent of its default.

9.	Settlement of Disputes

(a)
The Purchaser and t he Seller agree that all parties shall use their best efforts to resolve any dispute arising out of or in relation to the validity, interpretation and performance of this Share Purchase Agreement through friendly negotiations. Should no agreement can be reached through negotiation, each party may submit the dispute to the China International Economic and T rade Arbitration Commission, Shanghai Branch for arbitration in accordance with the commission ’ s arbitration rules then in effect, which constitute part of this clause. The arbitration award shall be final and binding on the parties hereto.

(b)	The language for arbitration shall be Chinese.

10.	Governing Law

The concluding, validity, interpretation, performance of this Share Purchase Agreement, and the settlement of disputes thereto, shall be governed by and construed in accordance with the laws of the People's Republic of China. Where there is no relevant laws of the People's Republic of China, the international treaty participated by the People's Republic of China and the international practice shall be applied. The legitimate rights and interests of each party are protected by the laws of the People's Republic of China.

11.	Waiver

Any party’s failure to request exercise any clause under this Share Purchase Agreement at any time shall not be considered as a waiver, and therefore doesn’t deprive of the rights of the party to exercise the same clause afterwards. Any party’s one-time or repetitious waiver of rights for ascertaining the liabilities for violation to the clauses, agreements, statements or warranties shall not be considered as the continuing waiver of rights for ascertaining the liabilities for violation to such clauses, agreements, statements or warranties.

12.	Amendments to The Agreement

No amendment, alteration or modification to any provision in this Share Purchase Agreement shall be valid unless written alteration agreements are signed by duly authorized representatives of each party.

13.	Notification

In case any party need to give any notice to the other party, any of the following way shall be deemed to have been duly given: (1) when hand delivered to the other party; or (2) when delivered by postage prepaid registered letter; or (3) when sent by facsimile; or (4) when sent by e-mail. Provided that sent by facsimile or e-mail, a confirmation letter from the receiving party is required, and it also shall be delivered to the sending party by postage prepaid registered letter timely. Provided that hand delivered to the other party, the signature by the following receiving party shall be deemed as effective delivery. Provided that it is delivered by hand, the service shall be deemed completed when the notice is receipted by the following receivers or by any other persons who has reason to be deemed to have authorization by receiver to receive mails or letters according to the following addresses. Provided that it is delivered by registered letters, the service shall be deemed completed seven (7) days after the postal department issues registration receipts.

(i)	If to the Seller:

Receiver:	Qiu Shang Jing
Address:	179 Jiuwu Road
Dongfu Village One
Hongshan Town, Shishi
Telephone Number:	0595-83108999
Facsimile:	0595-88987766
Email:	shangjing@yahoo.com.cn

(ii)	If to the Purchaser:

Receiver:	Liu Peng Fei
Address:	Dabao Industrial Zone
Xiangzhi Town
Shishi City
Telephone Number:	0595-88981629
Facsimile:	0595-88982319
Email:	pengfei.liu@china-marine.cn

Or at such other address as the Purchaser or the Seller each may specify by written   notice to the others, and e ach such notice, request, consent and other   communication shall for all purposes of the Share Purchase Agreement be treated as being   effective or having been given when delivered if delivered personally, upon   receipt of facsimile confirmation if transmitte d by facsimile, or, if sent by   mail, at the earlier of its receipt of 72 hours after the same has been   deposited in a regularly maintained receptacle for the deposit of mail, addressed and postage prepaid as aforesaid.

14.	Final Agreement

The parties understand and agree that this Share Purchase Agreement is the final declaration of intention of all parties’ consensus, it is also the ultimate legal basis when each party exercises its rights or fulfills its obligations. This Share Purchase Agreement supersedes all and any previous statements, undertakings, explanations and declarations of intention made by any party to this Share Purchase Agreement, no matter in writing or by oral, expressed or implicated.

15.	Effectiveness of The Agreement

This Share Purchase Agreement shall come into effect when it is executed.

16.	Miscellaneous

(a)
The parties agree to cooperate with each other in executing and delivering all further documents necessary to effect the purchase and the sale of the s hares, and both parties agree to coop erate with each other for purposes of effecting the other terms of this Share Purchase Agreement.

(b)	All representations, warranties, covenants, and obligations in this Share Purchase Agreement will survive the Closing.

(c)	Any provision of this Share Purchase Agreement may be amended or waived, if, but only if, such amendment or waiver is in writing and is signed by both parties hereto.

(d)	This Share Purchase Agreement shall be binding upon and inure to the benefit of each of the parties and their respective heir s, administrators, successors, assigns and legal representatives.

(e)
  This Share Purchase Agreement shall be construed in accordance with and governed by the “Contract Law of the People’s Republic of China”, the “Corporation Law of the People’s Republic of China” and other relevant laws and regulations, and based on the principle of good faith, the parties have reached this Share Purchase Agreement on terms, conditions and relevant matters of the share transfer for the parties to observe.

(f)
Th is Share Purchase Agreement contains the entire agreement of the parties hereto with respect to the purchase and the sale of the s hares and the other transactions contemplated herein, and supersedes all prior understandings and agreements of the parties wi th respect to the subject matters hereof.

(g)
This Share Purchase Agreement may be executed in counterparts each of which   shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Sha re Purchase Agreement is intended to confer upon any p erson other than the parties hereto any rights or remedies hereunder.

(h)
If any term, provision, covenant or restriction of this Share Purchase Agreement is held by a court of competent jurisdiction or ot her authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Share Purchase Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long a s the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a   determination, the parties shall negotiate in good faith to modify this Share Purchase Agreement so as to e ffect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as   originally contemplated to the fullest extent possible.

(i)
The parties may sign supplementary written agreements separately regarding matters not covered in this Share Purchase Agreement. All supplementary agreements constitute an indivisible part of this Share Purchase Agreement, and have the same legally binding effect as this Share Purchase Agreement.

(j)
Any provision under this Share Purchase Agreement, which deemed to be illegal, invalid, or unenforceable in some jurisdictions, shall not influence its legality, validity and enforceability in other jurisdictions and shall not influence the legality, validity and enforceability of other provisions herein.

(k)	The headings in this Share Purchase Agreement are set for convenience of reference only, and shall not be used in construing or interpreting this Share Purchase Agreement.

(l)
Each party undertakes that it will strictly keep confidential any data or information of any other party it obtained during the course of the share transfer hereunder, unless and to the extent disclosure is required by law, or to secure advice from a legal or tax advisor .. No party may, without the written consent of any other party, disclose any of these data or information to any third party, or publicize to the public or release to the media any matters related to this Share Purchase Agreement (unless required by the relevant laws, the stipulations or regulations of any governmental authorities/stock exchanges of the People's Republic of China or any other countries, or the necessity for each party to duly exercise its rights stipulated under this Share Purchase Agreement). Each party shall take necessary measures to make sure that its employees observe the obligation of confidentiality under this clause.

(m)
This Share Purchase Agreement is entered into in Chinese in four originals. Each party shall retain one original, and the other one original shall be used for the alternation registration procedures with the administration of industry and commerce.

IN WITNESS WHEREOF, each of the undersigned has duly executed, or caused   its authorized officer to duly execute, this Share Purchase A greement as of the date first set   forth above.

The Purchaser:
Shishi Huabao Mingxiang Foods Co., Ltd.

Liu Peng Fei

Signature of Legal Representative
Date: January 1, 2010

The Seller:
Qiu Shang Jing

Qiu Shang Jing

Signature
Date: January 1, 2010

The Corporation:
Shishi Xianghe Food Science and Technology Co., Ltd.

Qiu Shang Jing

Signature of Legal Representative
Date: January 1, 2010